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Exhibit 10.17

***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4),
200.83 and 230.406.

AMENDED AND RESTATED
COLLABORATIVE RESEARCH AND DEVELOPMENT AND LICENSE
AGREEMENT

        THIS AMENDED AND RESTATED COLLABORATIVE RESEARCH AND DEVELOPMENT AND LICENSE AGREEMENT (this "Agreement"), dated as of June 30, 1999, is between METABASIS THERAPEUTICS, INC., a Delaware corporation having its principal place of business at 9390 Towne Centre Drive, San Diego, California 92121 ("MTI"), and SANKYO CO., LTD., a Japanese corporation having its principal place of business at 5-1 Nihonbashi-Honcho, 3-chome, Chuo-ku, Tokyo 103, Japan ("Sankyo").

W I T N E S S E T H:

        WHEREAS, SICOR Inc., a Delaware corporation formerly known as Gensia Sicor Inc.("SICOR"), and Sankyo entered into a Collaborative Research and Development Agreement, dated as of April 18, 1997 and amended by an Amendment dated as of September 22, 1998 (the "Original R&D Agreement"), under which Sankyo agreed to sponsor research to be conducted by SICOR to develop products for treatment of Diabetes (as such term is hereinafter defined) and to commercialize with SICOR products resulting from such research; and

        WHEREAS, pursuant to the Asset and Liability Transfer Agreement, dated as of December 17, 1997 (the "Transfer Agreement"), SICOR sold, assigned, transferred and delivered to MTI, and MTI acquired from SICOR, all of SICOR's right, title and interest in, to and under, amongst other things, the Original R&D Agreement; and

        WHEREAS, MTI and Sankyo each desire to amend and restate the Original R&D Agreement and to modify certain of the rights and obligations of the parties thereunder.

        NOW, THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto mutually agree as follows:

ARTICLE 1

DEFINITIONS

        For purposes of this Agreement, the terms defined in this Section shall have the meanings specified below:

        1.1   "Affiliate" shall mean, in respect of either party hereto, any corporation or other entity which controls, is controlled by, or is under common control with such party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

        1.2   "Candidate Compound" shall mean a Recommended Compound which has been selected by the appropriate research and development committee of Sankyo under Section 4.3 hereof for further development and evaluation under this Agreement.

        1.3   "Compound" shall mean a Research Compound, Recommended Compound, Candidate Compound or Licensed Compound.

        1.4   "Diabetes" shall mean insulin-dependent diabetes mellitus (Type I Diabetes), noninsulin-dependent diabetes mellitus (Type II Diabetes) and other conditions of high blood glucose.

        1.5   "Effective Date" shall mean April 21, 1997.

        1.6   "Field" shall mean the treatment of Diabetes by means of lowering blood glucose levels by direct suppression of hepatic gluconeogenesis by inhibiting fructose-1, 6-bisphosphatase.

        1.7   "First Commercial Sale" of any Product shall mean the first sale for use or consumption by the general public of such Product in a country after required marketing and pricing approval has been granted by the governing health authority of such country.

        1.8   "IND" shall mean an Investigational New Drug Application filed with the Food and Drug Administration, or any successor agency, in the United States pursuant to 21 C.F.R. Part 312, or any successor provision thereto (or the equivalent application with the governing health authority of any other Primary Country, as defined in Section 4.2 hereof).

        1.9   "Licensed Compound" shall mean a Candidate Compound which Sankyo has deemed a Licensed Compound pursuant to Section 4.4 below.

        1.10 "NDA" shall mean an application to market a new drug filed with the Food and Drug Administration, or any successor agency, in the United States pursuant to Section 505 of the Federal Food, Drug and Cosmetic Act and 21 C.F.R. Part 314, or any successor provisions thereto (or the equivalent application with the governing health authority of any other Primary Country).

        1.11 "Net Sales" with respect to any Product shall mean the invoiced sales price of such Product billed to independent customers (who are not Affiliates), less, to the extent such amounts are included in the invoiced sales price, actual credited allowances to such independent customers for such Product which was spoiled, damaged, out-dated or returned, and less actual (a) freight and insurance costs incurred in transporting such Product to such customers; (b) quantity and other trade discounts (including prime vendor rebates) actually allowed and taken; (c) customs duties and surcharges and other governmental charges incurred in connection with the exportation or importation of such Product in final form; and (d) liabilities incurred resulting from any government (or agency thereof) mandated rebate program, whether Federal, State, Municipal or Local; provided, however, that, with respect to any Product in any country, the sum of the amounts in clauses (a), (b), (c) and (d) with respect to such Product in such country, when expressed as a percentage of the invoiced sales price of such Product in such country, shall not exceed [***].

        1.12 "Patent Rights" shall mean all patent applications heretofore or hereafter filed or having legal force in any country within the Territory owned by or licensed to MTI or Sankyo or to which MTI or Sankyo otherwise acquires rights, which claim a Product or Licensed Compound, or the process of manufacture or use of a Product or Licensed Compound for use in the Field, together with any and all patents that have issued or in the future issue therefrom, including utility model and design patents, extensions or restorations, including Supplementary Protection Certificates or the equivalent thereof, certificates of invention and any and all divisions, continuations, continuations-in-part, reissues or additions to any of the aforesaid patents and patent applications; all to the extent and only to the extent that MTI or Sankyo now has or hereafter will have the right to grant licenses, immunities or other rights thereunder. Patent Rights shall also include technology respecting the subject matter of the

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patents and patent applications embraced by Patent Rights necessary to carry out the purposes of this Agreement in the Field.

        1.13 "Products" shall mean pharmaceutical compositions incorporating a Licensed Compound. All formulations of the same drug substance for the same route of administration, such as oral, parenteral or intravenous, shall constitute a single Product.

        1.14 "Recommended Compound" shall mean a Research Compound which has utility in the Field and which has been selected by the Steering Committee under Section 4.2 hereof for further development under the Research Program.

        1.15 "Recommended Compound Criteria" shall mean the detailed scientific criteria set forth in Appendix A for determining whether a Research Compound has utility in the Field and is suitable for further development and evaluation as a Recommended Compound under this Agreement.

        1.16 "Research Compound" shall mean a compound that is selected by the party which owns or licenses (with a right to sublicense) such compound (or in the case of jointly-owned compounds, selected jointly) and that is evaluated as part of the Research Program.

        1.17 "Research Program" shall mean the research program described generally in the research work plan set forth in Appendix A hereto, as revised from time to time as provided in this Agreement.

        1.18 "Research Program Term" shall mean the period of time indicated in Section 3.4 as modified by the termination provisions in Article 14.

        1.19 "Research Year" shall mean each twelve-month period during the Research Program with the first Research Year beginning May 1, 1997.

        1.20 "Royalty Term" shall mean, with respect to each Product in each country, the period of time equal to the longer of (a) ten (10) years from the date of the First Commercial Sale of such Product in such country or (b) if the manufacture, use or sale of such Product in such country was at the time of the First Commercial Sale in such country covered by a Valid Patent Claim, the term for which such Valid Patent Claim remains in effect and would, if in a granted patent, be infringed but for the license granted by this Agreement.

        1.21 "Steering Committee" shall mean the joint research committee composed of representatives of MTI and Sankyo described in Section 5.1 hereof.

        1.22 "Territory" shall mean the entire world.

        1.23 "Third Party" shall mean any entity other than MTI or Sankyo and their respective Affiliates.

        1.24 "Valid Patent Claim" shall mean either (a) a claim of an issued and unexpired patent included within the Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

        2.1    Authorization.    Each party warrants and represents to the other that it has the legal rights and power to extend the rights and licenses granted to the other in this Agreement, that it has the full right to enter into this Agreement, and to fully perform its obligations hereunder, and that it has not made nor will it make any commitments to others in conflict with or in derogation of such rights or this Agreement. Except as otherwise disclosed, each party further represents to the other that it is not aware of any legal obstacles, including patent rights of others, which could prevent it from carrying out the provisions of this Agreement.

        2.2    Patent Validity.    Nothing in this Agreement shall be construed as a warranty or representation by either party as to the validity or scope of any Patent Rights.

ARTICLE 3

RESEARCH PROGRAM

        3.1    Research Procedures.

          3.1.1    Conduct of Research.    The Research Program shall be conducted in good scientific manner, and in compliance with all applicable legal requirements, to attempt to achieve efficiently and expeditiously its objectives. MTI and Sankyo shall proceed diligently with the work set out in the Research Program by using their respective good faith efforts considering, in the case of MTI, the funding received from Sankyo hereunder.

          3.1.2    Use of Research Funding.    MTI shall apply all funding it receives from Sankyo under this Agreement (other than milestone payments payable by Sankyo to MTI pursuant to Section 7.3) for the sole purpose of discovering, identifying, studying, improving and testing Research Compounds in accordance with the Research Program (including overhead expenses related thereto) set forth on Appendix A hereto, and amended from time to time by the parties, with the goal of identifying candidate compounds for designation as Recommended Compounds. All milestone payments paid by Sankyo to MTI pursuant to Section 7.3 shall be used by MTI for working capital purposes. In each of the first two Research Years during the term of the Research Program, MTI shall allocate an average of approximately [***] full time equivalent researchers and staff to perform its obligations under the Research Program. In the third Research Year during the term of the Research Program, MTI shall allocate an average of [***] full time equivalent researchers and staff to perform its obligations under the Research Program [***]. MTI's staffing obligations during the term of the Research Program shall be subject to adjustment at the recommendation of the Steering Committee. Sankyo acknowledges that MTI's allocation of full time equivalent researchers and staff to perform its obligations under the Research Program during the period commencing on the Effective Date and ending on the date hereof has been acceptable. MTI shall continue to fulfill its obligations under this Section 3.1.2 by allocating full time equivalent researchers and staff in a manner which is consistent with its past practices.

          3.1.3    Other Work.    During the Research Program Term, neither MTI nor Sankyo shall perform any research and development work for any Third Party in the Field, except that either party may use for any purpose outside the Field any Research Compounds made or obtained by such party that are not designated as Recommended Compounds and are no longer being evaluated for designation as Recommended Compounds, any Recommended Compounds made or obtained by such party that are not selected as Candidate Compounds, and any Candidate Compounds made or obtained by such party that are not licensed as Licensed Compounds. It is understood that MTI and Sankyo each presently conducts, and will conduct during the Research Program Term, research for itself and for others outside the Field.

          3.1.4    Subcontracts.    MTI may subcontract portions of the Research Program with the prior written approval of the Steering Committee.

          3.1.5    Data.    MTI and Sankyo shall each maintain records in sufficient detail and in good scientific manner appropriate for patent purposes and as will properly reflect all work done and

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results achieved in the performance of the Research Program (including all data in the form required under any applicable governmental regulations). Such records shall include books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the Research Program including any data required to be maintained pursuant to applicable governmental regulations. MTI and Sankyo shall each provide the other the right to inspect records, and, as requested from time to time by the other party, shall provide copies of all requested records, to the extent reasonably required for the performance of the requesting party's obligations, or exercise of the requesting party's rights, under this Agreement; provided that each party shall maintain such records and the information of the other contained therein in confidence in accordance with Section 11.1 below and shall not use such records or information except to the extent otherwise permitted by this Agreement.

          3.1.6    Delivery of Compounds.    MTI will promptly identify and deliver to Sankyo [***] information on the structure of, data generated on, and (if so requested) reasonable quantities (for research and preclinical pharmacology use) of, any Research Compound [***], Recommended Compound or Candidate Compound, for development and evaluation by Sankyo in accordance with this Agreement. The parties shall discuss in good faith any requested arrangements for the synthesis and supply to Sankyo of larger quantities of materials for use under the Research Program. Upon the occurrence of an event which would entitle to Sankyo to terminate this Agreement pursuant to Section 1.42, MTI will promptly identify and deliver to Sankyo (for research and preclinical pharmacology use) [***] fifty percent (50%) of the quantity of any Research Compound then in the possession of MTI.

          3.1.7    MTI and Sankyo Quarterly Reports.    MTI and Sankyo shall each provide to the members of the Steering Committee quarterly written reports which shall reasonably detail and evaluate the work each has performed during such calendar quarter under the Research Program and the results thereof. In addition, each quarterly report by MTI shall set forth, in reasonable detail, (a) the goals of the Research Program for such calendar quarter, (b) the results actually achieved by MTI under the Research Program during such calendar quarter, (c) the number of full time equivalent researchers and staff allocated to perform MTI's obligations under the Research Program during such calendar quarter, (d) MTI's estimated fully burdened cost for such full time equivalent researchers and staff allocated to perform its obligations under the Research Program during such calendar quarter, (e) a summary of the costs and expenses of any subcontractors and outside consultants incurred by MTI under the Research Program during such calendar quarter, and (f) the goals of the Research Program for the next calendar quarter. Such reports shall be sent to each member of the Steering Committee fourteen (14) days subsequent to the end of a calendar quarter.

          3.1.8    Steering Committee Quarterly Reports.    Within fourteen (14) days following a Steering Committee meeting held pursuant to the provisions of Section 5.1 hereof, the Steering Committee shall prepare and send to each party to this Agreement minutes of such meeting, together with a reasonably detailed written report which shall (a) describe the work performed to date on the Research Program, (b) evaluate the work performed in relation to the goals of the Research Program and (c) state any determination of the Steering Committee not to proceed with a Research Compound and the reasons therefor.

        3.2    Other Options.

          3.2.1    Screening of Third Party Compounds.    MTI may screen compounds obtained from a Third Party ("Third Party Research Compounds") with a view to finding Recommended Compounds. The Steering Committee shall decide whether such evaluation of Third Party Research Compounds

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can be carried out within the existing budget of the Research Program, or if additional funding is required for such evaluation. If the Steering Committee decides that additional funding is required, Sankyo may at its sole option agree to provide the necessary additional funding, in which case such evaluation shall be treated as part of the Research Program. In the event Sankyo does not agree to provide such funding, MTI may provide the funding, and shall be entitled to a royalty, in an amount to be negotiated between the parties in good faith, in addition to that set forth in Section 7.1.1 hereof on any Products resulting from such Third-Party Compounds.

          3.2.2    Sankyo Compounds.    At its option, Sankyo shall supply MTI with available Sankyo compounds for screening, and shall designate a Sankyo employee whose responsibility shall be the procurement of compounds for screening from within Sankyo and from other sources.

        3.3    Funding of the Research Program.

          3.3.1    Amount of Funding.    In consideration of MTI's performance of its obligations under the Research Program, (a) Sankyo paid MTI a research fee of US$3,500,000 for each of the first two Research Years during the term of the Research Program, and (b) Sankyo shall pay a research fee of US$3,500,000 for the third Research Year during the term of the Research Program, of which US$1,750,000 remains outstanding.

          3.3.2    Payment Terms.    The balance of the research fee for third Research Year shall be paid in equal quarterly installments on the first business day of the fourth, seventh and tenth months in that Research Year.

          3.3.3    Audit.

            (a)   Upon the written request of Sankyo at Sankyo's expense and not more than once in any [***] period, MTI shall permit an internationally recognized independent public accountant selected by Sankyo and reasonably acceptable to MTI, to have access during normal business hours to such supporting financial records of MTI as may be reasonably necessary to verify the accuracy of the allocable expense calculations set forth in MTI's reports under Section 3.1.7 above in respect of any fiscal year ending not more than [***] prior to the date of such request.

            (b)   The fees charged by such accountant shall be paid by Sankyo unless the audit discloses that the allocable expense calculations reported by MTI for the audited period are more than [***] of the actual allocable expense calculations for such period, in which case MTI shall pay the reasonable fees and expenses charged by the accountant.

            (c)   Upon the expiration of [***] following the end of any fiscal year, the expense calculations with respect to such year shall be binding and conclusive upon Sankyo. Sankyo agrees that all information subject to review under this Section 3.3 is confidential and that Sankyo shall cause its accountant to retain all such information in confidence.

          3.3.4    Adjustments to Second and Third Year Funding.    Notwithstanding anything to the contrary in this Section 3.3, if the aggregate expenditures by MTI in performing its obligations under the Research Program during the [***] are greater than [***] or are less than [***] of the aggregate US$3,500,000 in research funding received by MTI from Sankyo under Section 3.3.1 above for such Research Year, then [***].

        3.4    Term of Research Program.

          3.4.1    Term.    Except as provided herein, the term of the Research Program commenced as of May 1, 1997, and shall continue for three (3) years.

          3.4.2    Extension.    Within [***] following the expiration or termination of the Research Program (other than under Section 14.2 hereof), MTI and Sankyo shall prepare a written report describing Research Compounds that have not, as of the date of such expiration or termination, been recommended as Recommended Compounds. Sankyo shall have the right during the [***]

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period after receipt of such report to fund further research and development of such Research Compounds by so notifying MTI. In the event Sankyo so funds further research and development of such Research Compounds, such further research and development shall be carried out [***].

ARTICLE 4

FURTHER EVALUATION AND DEVELOPMENT
OF RESEARCH COMPOUNDS

        4.1    Research and Evaluation of Research Compounds.    The parties shall conduct such research and evaluation under the Research Program of a Research Compound until such time as it is determined whether or not such Research Compound meets the Recommended Compound Criteria.

        4.2    Designation of Recommended Compounds.    Within [***] after identification by either party of a Research Compound which is believed to meet the Recommended Compound Criteria, each party shall present to the Steering Committee all data and other evidence available to such party regarding such Research Compound for use in the Field. The Steering Committee promptly shall review all such data and other evidence and shall determine whether such Research Compound meets the Recommended Compound Criteria. If the Steering Committee determines that such Research Compound meets the Recommended Compound Criteria, such Research Compound shall be designated as a Recommended Compound. Notwithstanding the foregoing, after the expiration or termination of the Research Program Term, Sankyo shall have the right to designate any Research Compound as a Recommended Compound. Promptly after making any such designation, Sankyo shall provide MTI with written notice thereof.

        4.3    Selection of Candidate Compounds.    For a period of [***] after designation of a Recommended Compound, Sankyo shall have the right to conduct further preclinical development and evaluation of such Recommended Compound under the Research Program, and to determine in its sole discretion whether such Recommended Compound is appropriate to conduct more extensive preclinical development under this Agreement to evaluate its potential as a clinical candidate. If, within such [***] period, Sankyo gives written notice to MTI that the appropriate research and development committee of Sankyo has selected such Recommended Compound to conduct further preclinical development under this Agreement, thereafter such Recommended Compound shall be a Candidate Compound.

        4.4    Licensed Compounds.    For a period of [***] after selection of a Candidate Compound, Sankyo shall have the right to conduct more extensive preclinical development and evaluation of such Candidate Compound as a clinical candidate, and to determine in its sole discretion whether such Candidate Compound should be deemed a Licensed Compound in accordance with the provisions of this Agreement. If, at any time within such [***] period, Sankyo determines in its sole discretion that such Candidate Compound should be deemed a Licensed Compound, Sankyo shall provide written notice thereof to MTI. Thereafter, such Candidate Compound shall be a Licensed Compound for all purposes under this Agreement. Licensed Compounds shall also include any Research Compound that Sankyo determines meets the Recommended Compound Criteria, Recommended Compound and/or Candidate Compound which Sankyo may further develop following the termination or expiration of the Research Program Term in accordance with Sections 6.1.1, 14.2 and 14.3 and which Sankyo may determine, in its sole discretion, to deem as a Licensed Compound pursuant to this Section 4.4.

        4.5    Clinical Development.

          4.5.1    Responsibility to Develop.    Sankyo is to be responsible for all clinical development and regulatory approvals and shall own all such approvals; provided that in the event that MTI terminates this Agreement pursuant to Section 14.2 hereof, Sankyo shall transfer all such registrations to MTI. MTI may attend meetings held by Sankyo respecting development of Licensed Compounds, and Sankyo will provide notice to MTI of such meetings in a reasonable and timely manner and solicit MTI input, but no such development meetings need be delayed, postponed or altered to accommodate participation by MTI. Notwithstanding the foregoing,

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Sankyo shall neither commence human clinical trials of any Compound, nor file any regulatory application therefor, unless and until such Compound is a Licensed Compound.

          4.5.2    Clinical Development and Marketing.    The preclinical and clinical development of Licensed Compounds shall be the responsibility of Sankyo. For each Licensed Compound, Sankyo shall use reasonable diligence and scientific judgment to evaluate and develop such Licensed Compounds in a timely manner in accordance with industry standards and Sankyo's internal practices and advise MTI as to the status of such Licensed Compounds. Sankyo agrees to conduct such preclinical and human clinical trials as are necessary to obtain all regulatory approvals to manufacture and market Products in each Primary Country in the Territory, and diligently, consistent with industry standards generally, develop, obtain necessary approval to market and commence marketing each such Product in Primary Countries unless in its reasonable business judgment such development and marketing is not practical or is strategically inadvisable. For the purposes of this Agreement, "Primary Countries" shall mean Australia, the Benelux countries, Canada, France, Germany, Italy, Japan, the Scandinavian countries, Spain, Switzerland, the United Kingdom and the United States. Sankyo shall use reasonable diligence, consistent with industry standards generally, to develop and market Products in other countries (the "non-Primary Countries") in the Territory unless in its reasonable business judgment such development and marketing is not practical or strategically inadvisable. Notwithstanding anything to the contrary in this Agreement, if Sankyo does not diligently develop and market a Product incorporating a Licensed Compound in a Primary Country or in a non-Primary Country where Sankyo has not made a reasonable business judgment that to develop and market such Product is not practical or strategically inadvisable, then following [***] written notice by MTI to Sankyo if such decision has not been reversed by Sankyo, (a) the license and other rights granted to Sankyo with respect to such Licensed Compound and such country shall [***] and (b) Sankyo [***] as necessary to develop, make, use, import and sell Products incorporating such Licensed Compound in such country.

          4.5.3    Development Information.    Sankyo shall keep MTI informed as to the progress of Sankyo in the development and testing of all Licensed Compounds and Products and the preparing, filing and obtaining of the approvals necessary for marketing. In addition, Sankyo shall provide MTI with a minimum of three (3) months' advance notice of the contemplated filing of an IND or an NDA. Sankyo shall also provide MTI with a report on all regulatory submissions, communications or meetings on or prior to the date of such submissions and a copy of any INDs, NDAs or other regulatory communication within five (5) days of filing thereof, which material shall be subject to Article 11 hereof except as otherwise set forth herein.

        4.6    Rights to Compounds.

          4.6.1    Subject to Section 6.1, any Research Compounds that are not designated as Recommended Compounds, any Recommended Compounds that are not selected as Candidate Compounds, any Candidate Compounds that are not deemed as Licensed Compounds, and any Licensed Compounds that have been dropped by Sankyo or have not been diligently developed or commercialized by Sankyo, its Affiliates or sublicensees, [***]. Thereafter, the parties shall [***] the confidentiality obligations which may be applicable under Article 11 or as otherwise set forth in this Agreement.

          4.6.2    Notwithstanding the above, if within a period of [***] after [***] any such Compound [***] under Section 4.6.1 above, [***], or within a period of five (5) years after termination or expiration of the Research Program Term, Sankyo, its Affiliates or (sub)licensees develops any other compound for use in the Field, then such Compound or compound will be subject to the payment obligations, co-promotion rights and other rights in favor of MTI under this Agreement.

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          4.6.3    Notwithstanding the above, for a period of [***] after [***] any such Compound [***] under Section 4.6.1 above, [***]; provided, however, that (a) after the expiration of the Research Program Term, [***], (b) if, after the expiration or termination of the Research Program Term, Sankyo decides not to develop or commercialize a Licensed Compound or a Product, Sankyo will provide MTI with written notice of such decision and, after receipt of such notice, [***], and (c) if, within [***] after the termination or expiration of the Research Program Term, Sankyo fails to designate a Research Compound as a Recommended Compound in accordance with Section 4.2, [***].

          4.6.4    If, in accordance with the terms of Section 4.6.3, [***] any Compound [***] under Section 4.6.1 above, [***]:

            (a)   [***]

            (b)   [***]

        The provisions of Section [***] and Articles [***] shall apply [***] under Section 4.6.1 above.

ARTICLE 5

MANAGEMENT OF THE PROGRAM

        5.1    Steering Committee.    A joint research committee comprised of three named representatives of Sankyo and three named representatives of MTI (the "Steering Committee") shall meet once each calendar quarter during the term of the Research Program within forty-five (45) days of the end of the preceding calendar quarter. Such meetings shall be at times and places agreed to by MTI and Sankyo, alternating between San Diego and Tokyo, or such other locations as the parties shall agree. At such meetings, the Steering Committee will discuss the Research Program, set priorities thereunder and make any necessary modifications to the research workplan therefor. Members of the Steering Committee may be represented at any meeting by another member of the Steering Committee, or by a deputy. Any approval, determination or other action agreed to by all of the members of the Steering Committee or their deputies present at the relevant Steering Committee meeting shall be the approval, determination or other action of the Steering Committee; provided that at least two representatives of each party are present at such meeting. Each party shall bear its own costs in connection with the Steering Committee meetings. The Steering Committee shall have only such powers as are specifically delegated to it hereunder, and, notwithstanding the creation of the Steering Committee, each party to this Agreement shall retain the rights, powers and discretion granted to it hereunder, and the Steering Committee shall not be vested with any such rights, powers or discretion except as expressly provided herein or as expressly agreed to by the parties in writing. The Steering Committee shall not have the power to amend this Agreement, which may be amended only by the parties as provided in Section 20.4 hereof.

        5.2    Disagreements.    All disagreements within the Steering Committee shall be subject to the following:

          5.2.1    The representatives of the Steering Committee shall promptly present the disagreement to the executive of each of MTI and Sankyo who has the principal responsibility for his representative company's work under this Agreement;

          5.2.2    Such executives shall meet to discuss each party's view and to explain the basis for such disagreement;

          5.2.3    If such executives cannot promptly resolve such disagreement, then such disagreement shall be referred to the chief executive officers of MTI and Sanko;

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          5.2.4    If such chief executive officers cannot promptly resolve such disagreement, then [***].

        5.3    Project Leaders.    MTI and Sankyo shall each appoint a project leader to coordinate its part of the Research Program. Project leaders shall be the primary contact between the parties with respect to the Research Program. Each party notified the other within thirty (30) days of the Effective Date of the appointment of its project leader and shall notify the other party as early as practicable before changing this appointment.

        5.4    Availability of Employees.    Each party agrees to make its employees and nonemployee consultants reasonably available at their respective places of employment to consult with the other party on issues arising during the Research Program and in connection with any request from any regulatory agency, including regulatory, scientific, technical and clinical testing issuers.

        5.5    Visit of Facilities.    Representatives of MTI and Sankyo may, upon reasonable notice and at times reasonably acceptable to the other party (a) visit the facilities where the Research Program is being conducted, and the facilities where the other party manufactures any Product or active compound contained therein (or has a Product or such a compound manufactured) to the extent relating to such Product or compound, (b) consult informally during such visits and by telephone, with personnel of the other party performing work on the Research Program, and (c) with the other party's prior approval, which approval shall not be withheld unreasonably, visit the sites of any clinical trials or other experiments being conducted by such other party in connection with the Research Program or Products, but only to the extent in each case as such trials or other experiments relate to the Research Program or Products. If requested by the other party, MTI and Sankyo shall cause appropriate individuals working on the Research Program or Products to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to the party responding to such request.

ARTICLE 6

LICENSE—RESEARCH, DEVELOPMENT,
MARKETING AND MANUFACTURING

        6.1    License Grant to Sankyo.

          6.1.1    Sankyo's License Rights.    MTI hereby grants to Sankyo, subject to the provisions of this Agreement, (a) a non-exclusive license (or, in the case of any Third Party Patent Rights licensed to MTI, a non-exclusive sublicense), including the right to grant sublicenses, under the Patent Rights licensable or sublicensable by MTI, including MTI's rights in any jointly owned Patent Rights, to further develop Research Compounds in connection with the development of pharmaceutical compositions for use in the Field, and (b) an exclusive license (or, in the case of Third Party Patent Rights licensed to MTI, an exclusive sublicense or, in the event that an exclusive sublicense may not be granted to Sankyo under the terms of the license granted to MTI, a sublicense to the full extent permitted under the terms of the license granted to MTI), including the right to grant sublicenses, under the Patent Rights licensable or sublicensable by MTI), including MTI's rights in any jointly owned Patent Rights, to (i) further develop Candidate Compounds and Recommended Compounds in connection with the development of pharmaceutical compositions for use in the Field, and (ii) make, have made, use, offer to sell, sell and import Products incorporating Licensed Compounds, and Licensed Compounds for use in Products, in the Territory; provided, however, that no license or sublicense is granted to Sankyo or its sublicensees for any use outside the Field covered by claims of patents or patent applications of MTI or its Affiliates directed to uses outside the Field. In the event that Sankyo [***] a sublicense to a Third Party, Sankyo agrees to [***].

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          6.1.2    Sankyo's Right to Negotiate Further Licenses.    In the event that MTI or its Affiliates owns or has licensed (with the right to grant sublicenses) any patents or patent applications (other the Patent Rights) which, if in an issued patent, would be infringed by making, using or selling such Licensed Compound, or any Product incorporating such Licensed Compound [***], then upon the written request of Sankyo, the parties in good faith shall attempt to negotiate a mutually acceptable [***] to Sankyo under such patents and patent applications to make, use and sell such Licensed Compound, or any Product incorporating such Licensed Compound [***].

        6.2    Joint Development and Marketing.

          6.2.1    Co-Promotion Option.    MTI shall have the option to co-promote each Product in the United States, Canada and Mexico in accordance with terms and conditions of a co-promotion agreement to be negotiated in good faith between MTI and Sankyo.

          6.2.2    Notification to MTI.    In the event that Sankyo plans to file an NDA on a Product in the United States or Canada, it shall so inform MTI in writing of its intention to file an NDA at least three (3) months prior to such filing. Included with such written notification by Sankyo will be all information Sankyo has on the Product which has not previously been provided to MTI relevant to MTI's making a decision as to whether it wishes to co-promote Product pursuant to Section 6.2.1 above. Such decision shall be communicated, in writing, to Sankyo not more than [***] after MTI has received the notification and information referred to in the preceding sentence.

          6.2.3    Brand of Product.    The parties agree that all co-promoted Products shall be sold and marketed under a common brand chosen and owned by Sankyo.

          6.2.4    Development Committee.    Promptly after Sankyo's designation of a Licensed Compound pursuant to Section 4.4, the parties shall designate a committee (the "Development Committee"). In addition to any other responsibilities designated herein, the Development Committee shall meet from time to time on an as-needed basis to discuss at such meetings the preclinical or clinical development, or the marketing, of Licensed Compounds or Products, as well as any anticipated regulatory filings with respect to possible Products. The parties may designate and appoint any reasonable number of scientific or technical personnel of the parties to interact with each other regarding the Licensed Compounds or the products to be marketed hereunder. Members of the Development Committee may be represented at any meeting by another member of the Development Committee, or by a deputy. Any approval, determination or other action agreed to by all of the members of the Development Committee or their deputies present at the relevant Development Committee meeting shall be the approval, determination or other action of the Development Committee; provided that at least two representatives of each party are present at such meeting. Each party shall bear its own costs in connection with the Development Committee meetings. The Development Committee shall have only such powers as are specifically delegated to it hereunder, and, notwithstanding the creation of the Development Committee, each party to this Agreement shall retain the rights, powers and discretion granted to it hereunder, and the Development Committee shall not be vested with any such rights, powers or discretion except as expressly provided herein or as expressly agreed to by the parties in writing. The Development Committee shall not have the power to amend this Agreement, which may be amended only by the parties as provided in Section 20.4 hereof.

          6.2.5    Disagreements.    All disagreements within the Development Committee shall be subject to the following:

            (a)   The representatives of the Development Committee shall promptly present the disagreement to the executive of each of MTI and Sankyo who has the principal responsibility for his respective company's work under this Agreement;

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            (b)   Such executives shall meet to discuss each party's view and to explain the basis for such disagreement;

            (c)   If such executives cannot promptly resolve such disagreement, then such disagreement shall be referred to the chief executive officers of MTI and Sankyo;

            (d)   If such chief executive officers cannot promptly resolve such disagreement, then [***].

        6.3    Manufacturing.    Except as otherwise provided in this Agreement, Sankyo, its Affiliates and permitted sublicensees shall have the exclusive license to manufacture Compounds and Products; provided, however, that if [***].

        6.4    Transfer of Screening Technology.    MTI hereby grants to Sankyo a non-exclusive, fully paid-up, perpetual, irrevocable, worldwide license, including the right to grant sublicenses, under all of its intellectual property rights [***] to enable Sankyo to exercise its rights under Section 6.1, including, without limitation, the development of Candidate Compounds, Recommended Compounds and Research Compounds. Promptly after the date of this Agreement, MTI shall [***].

ARTICLE 7

ROYALTIES, SIGNING FEE, EQUITY
PURCHASE AND MILESTONE PAYMENTS

        7.1    Royalties Payable by Sankyo.

          7.1.1    Subject to the other provisions in this Section 7.1, in consideration of licenses granted to Sankyo herein, during the Royalty Term, Sankyo shall pay to MTI a royalty equal to (a) [***] of Net Sales of Products by Sankyo, its Affiliates, permitted sublicensees or distributors in Japan and [***] of Net Sales of Products by Sankyo, its Affiliates, permitted sublicensees or distributors in the rest of the Territory, with respect to those Products, the manufacture, use or sale of which is [***] and (b) [***] the royalty rate set forth above with respect to those Products, the manufacture, use or sale of which is [***].

          7.1.2    If MTI chooses to co-promote the Products in accordance with Section 6.2 hereof, the royalty payable by Sankyo shall be [***] instead of the percentages set forth in Section 7.1.1 for such country or countries for which the right to co-promote was exercised.

          7.1.3    Royalties shall be paid in respect of Net Sales of Each Product in a country for a period equal to the Royalty Term for such Product in such country.

          7.1.4    In the event that a Product is covered by more than one Patent Right claiming the composition, manufacture or method of use of such Product, only the royalties set forth in Section 7.1.1 above, shall be paid with respect to such Product.

          7.1.5    In the event that either party owns or controls patented technology that could be used to significantly improve the pharmacokinetics of a Product or extend the patent life of such Product, as determined by the Steering Committee or the Development Committee, the parties will meet to determine whether such technology will be incorporated into such Product (the resulting product hereinafter referred to as an "Improved Product") and, if so, will negotiate an increase in the royalty payable to MTI (in the case of technology owned or controlled by MTI) or a decrease in the royalty payable to MTI (in the case of technology owned or controlled by Sankyo). If Sankyo declines to incorporate such technology, MTI shall have the [***] right to develop and market the Improved Product upon payment of a reasonable royalty to Sankyo.

        7.2    [Intentionally omitted.]

        7.3    Development Milestone Payments.    Sankyo shall make the following development milestone payments to MTI (a) for [***] which achieves the milestone events set forth in the table below, in the amounts and in accordance with the table below, and (b) for [***] which achieves the milestone events set forth in the table below, in [***] the amounts and in accordance with the table below; in each case other than for Compounds which have properties, results and effects that are substantially similar to a Compound (a "Back-up Compound") for which Sankyo has previously

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made milestone payments. Sankyo shall not make milestone payments for any Back-up Compound [***] which has not gone to market, and in this instance, the only milestone payments due are [***] such Back-up Compound shall no longer be a Back-up Compound. Notwithstanding the above, if such Back-up Compound is subsequently developed in addition to the Compound it was meant to replace, all appropriate milestone payments (for those milestones which such Back-up Compound already has achieved) shall be promptly paid [***].

Milestone Achieved	Payment
Selection of a Compound as a Candidate Compound pursuant to Section 4.3	US$1.0 million
First filing of an IND for a Licensed Compound	US$2.0 million
Proof of efficacy in a clinical study for a Licensed Compound	US$3.5 million
First filing of an NDA for a Licensed Compound	[***]
First approval of an NDA (or receipt of marketing approval in the U.S. or in a Primary Country) for a Licensed Compound	[***]

Notwithstanding the above, Sankyo shall pay to MTI US$2,000,000 within thirty (30) days after the execution of this Agreement. Such payment shall be deemed a pre-payment of development milestone payments otherwise due to MTI pursuant to this Section 7.3, and, at Sankyo's sole discretion, shall be creditable against any development milestone payments due to MTI, in whole or in part, after the execution of this Agreement in accordance with the table set forth herein above. Notwithstanding the foregoing, if, after the date hereof, the Steering Committee determines, in its sole discretion, to devote a portion of such $2,000,000 payment to supplement the research funding provided by Sankyo under this Agreement, the proceeds of such $2,000,000 payment shall be applied, first, to such supplemental research funding, and, second, in accordance with the preceding sentence.

        7.4    Combination Product.    In the event a Product is sold in a combination product with other pharmacologically active components, Net Sales, for purposes of royalty payments on the combination product, shall be calculated by multiplying the Net Sales of that combination by the fraction [***]. In the event that no such separate sales are made by Sankyo or a permitted sublicensee, Net Sales for royalty determination shall be calculated by multiplying Net Sales of the combination by the fraction [***]. In no event shall Net Sales of any Product calculated under this Section 7.4 with respect to any combination product be less than [***] of the Net Sales of such combination product.

ARTICLE 8

ROYALTY REPORTS AND ACCOUNTING

        8.1    Reports, Exchange Rates.    During the term of this Agreement following the First Commercial Sale of Product, Sankyo shall furnish to MTI a written quarterly report showing, on a country by country basis, (i) the gross sales of all Products sold by Sankyo and its sublicensees in the Territory during the reporting period and the calculation of Net Sales from such gross sales; (ii) the royalties payable in U.S. dollars, which shall have accrued hereunder in respect of such sales; (iii) withholding taxes, if any, required by law to be deducted in respect of such royalties; [***] (iv) the dates of the First Commercial Sales of any Products in any country in the Territory during the reporting period; and (v) the exchange rates used in determining the amount of United States dollars. For sales which took place outside of the United States, its territories and possessions, the royalty obligation of Sankyo shall be determined on the basis of Sankyo's monthly standard account of sales which shall be interpreted as representing the result of conversion of all local currency sales to U.S. Dollars at the rate equal to the average of the rate published in The London Times for the close of business in

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London on the last business day of each of the three (3) months of the calendar quarter for which the payments are reported. Reports shall be due on the [***] following the close of each respective quarter. If no royalty is due for any royalty period hereunder, Sankyo shall so report. Sankyo shall keep accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

        8.2    Audits.

          8.2.1    Upon the written request of MTI at MTI's expense and not more than once in [***], Sankyo shall permit an internationally recognized independent public accountant selected by MTI and reasonably acceptable to Sankyo, to have access during normal business hours to such of the records of Sankyo as may be reasonably necessary to verify the accuracy of the royalty reports hereunder in respect of any fiscal year ending not more than [***] prior to the date of such request.

          8.2.2    In the event such accountant concludes that additional royalties were owed during such period, the additional royalty shall be paid within [***] of the date MTI delivers to Sankyo such accountant's written report so concluding. The fees charged by such accountant shall be paid by MTI unless the audit discloses that the royalties payable by Sankyo for the audited period are more than [***] of the royalties actually paid for such period, in which case Sankyo shall pay the reasonable fees and expenses charged by the accountant.

          8.2.3    Sankyo shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Sankyo, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by MTI's independent accountant to the same extent required of Sankyo under this Agreement. Upon the expiration of [***] following the end of any fiscal year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon MTI, and Sankyo and its sublicensees shall be released from any liability or accountability with respect to royalties for such year.

        8.3    Confidential Financial Information.    MTI agrees that all information subject to review under this Article 8 or under any sublicense agreement is confidential and that MTI shall cause its accountant to retain all such information in confidence.

ARTICLE 9

PAYMENTS

        9.1    Payment Terms.    Royalties shown to have accrued by each royalty report provided for under Article 8 of this Agreement shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date. Royalties determined to be owing, and any overpayments to be credited, with respect to any prior quarter shall be added, together with interest thereon under Section 9.4 below from the date of the report for the quarter for which such amounts are owing, or credited, as the case may be, to the next quarterly payment hereunder.

        9.2    Exchange Control.    Except as hereinafter provided in this Section 9.2, all royalties due and other payments hereunder shall be paid in United States dollars. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country of the Territory where the product is sold, payment shall be made through such lawful means or methods as Sankyo may determine. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect (provided, however, that such suspended payments shall bear interest at the initial rate stated in Section 9.4 hereof), and so soon as such prohibition ceases to be in effect, all royalties that Sankyo or its sublicensees would have been obligated to transmit or deposit, but for the prohibition, shall forthwith be deposited or transmitted promptly to the extent allowable, as the case may be. If the

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royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

        9.3    Payment Method.    Except as provided in Section 9.2, all payments by Sankyo to MTI under this Agreement shall be made by bank wire transfer in immediately available funds to such account as MTI specified to Sankyo before such payment is due.

        9.4    Late Payments.    Any payments by Sankyo that are not paid [***] due under this Agreement shall bear interest, to the extent permitted by applicable law, at [***] above the London Interbank Offered Rate (LIBOR) calculated on the respective dates such payments are due.

        9.5    [***]

          9.5.1    Royalties.    Sankyo may [***] hereunder; provided, however, that the net amount payable to MTI for any royalty period shall in no event [***] of the royalties owing to MTI for such royalty period. Sankyo agrees to reasonably cooperate with MTI in obtaining [***] hereunder on the sale or manufacture of Products.

          9.5.2    Other Payments.    All amounts payable by Sankyo to MTI hereunder, other than royalties due on the sale or manufacture of Products, [***]. MTI agrees to reasonably cooperate with Sankyo in obtaining [***]. In the event that MTI is successful in obtaining [***], MTI agrees to promptly remit [***] to Sankyo.

ARTICLE 10

INFRINGEMENT ACTIONS BY THIRD PARTIES

        10.1    Defense.    If MTI or Sankyo, or any of their respective Affiliates, shall be named as a defendant in a legal proceeding by a Third Party for infringement of a patent because of (i) the development of Candidate Compounds, Recommended Compounds, and Research Compounds, (ii) the use of the [***], or (iii) the manufacture, use, offer for sale, sale or importation of Products or Candidate Compounds, Recommended Compounds, Research Compounds or Licensed Compounds (but only to the extent such manufacture, use or sale is claimed in the MTI Patent Rights), the party which has been sued shall promptly notify the other party in writing of the institution of such suit. The party which has been sued may, at its option and at its sole expense, control and defend such suit. The controlling party may not settle such suit or otherwise consent to an adverse judgment in such suit that diminishes the right or interests of the non-controlling party, or subjects the non-controlling party to any liability for contribution pursuant to Section 10.3 hereof, without the express written consent of the non-controlling party. The party which has been sued shall keep the other party at all times reasonably informed as to the states of the suit. The party which is not controlling such legal proceedings shall have the right to be represented by advisory counsel of its own selection (such counsel's opinion shall be reasonably considered by the controlling party), at its own expense, and shall cooperate fully in the defense of such suit and furnish to the party controlling such legal proceedings all evidence and assistance in its control.

        10.2    Defense of Actions Against MTI and Sankyo.    If MTI and Sankyo, or any of their respective Affiliates shall be jointly named as defendants in a legal proceeding by a Third Party or shall be joined in the same litigation for infringement of a patent because of (i) the development of Candidate Compounds, Recommended Compounds, and Research Compounds, (ii) the use of the [***], or (iii) the manufacture, use, offer for sale, sale or importation of Products or Candidate Compounds, Recommended Compounds, Research Compounds or Licensed Compounds (but only to the extent such manufacture, use or sale is claimed in the MTI Patent Rights), MTI shall be entitled to control the defense of such suit, and all expenses including costs, attorney fees, adverse judgments or

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settlement amounts incurred on account of Sankyo or MTI or both shall be paid as set forth under Section 10.3 below. Sankyo shall have the right to be represented by counsel of its own selection, but at its sole expense, and shall cooperate fully in the defense of such suit and furnish to MTI all evidence and assistance in its control. MTI shall, however, not be entitled to settle such suit or otherwise consent to an adverse judgment in such suit without the express written consent of Sankyo if such settlement or adverse judgment diminishes any right or interest of Sankyo hereunder, or subjects Sankyo to any liability for contribution pursuant to Section 10.3 hereof.

        10.3    Contribution.    With respect to any judgments, settlements or damages payable with respect to legal proceedings covered by Sections 10.1 and 10.2 above, MTI shall contribute an amount, equal to [***] and Sankyo shall pay the remainder. With respect to any legal proceedings covered by Section 10.2 above, MTI may deduct the actual expenses paid by MTI in such suit, including costs, attorney fees, advance judgments or settlement amounts, for the purpose of determining the amount of its contribution under the previous sentence.

ARTICLE 11

CONFIDENTIALITY

        11.1    Nondisclosure Obligations.    Except as otherwise provided in this Article 11, and subject to Article 12 hereof, during the term of this Agreement and for a period of [***] thereafter, both parties shall maintain in confidence and use only for purposes of this Agreement confidential information and data, received from the other party, resulting from or related to the development of Research Compounds or Products.

        For purposes of this Article 11, information and data described above shall be referred to as "Information." To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement (including, without limitation, in the case of Sankyo, the exercise of its rights under Article 6), a party may disclose Information it is otherwise obligated under this Section not to disclose to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such entities or persons agree to keep the Information confidential for the same time periods and to the same extent as such party is required to keep the Information confidential; and a party or its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials with and to commercially market the Product. The obligation not to disclose Information shall not apply to any party of such Information that (i) is or becomes patented, published or otherwise part of the public domain other than by acts of the party obligated not to disclose such Information or its Affiliates or sublicensees in contravention of this Agreement; or (ii) is disclosed to the receiving party or its Affiliates or sublicensees by a Third Party; provided such Information was not obtained by such Third Party directly or indirectly from the other party under this Agreement; or (iii) prior to disclosure under this Agreement, was already in the possession of the receiving party or its Affiliates or sublicensees; provided such Information was not obtained directly or indirectly from the other party under this Agreement; or (iv) can be shown by written documents to have been independently developed by the receiving party or its Affiliates without breach of any of the provisions of this Agreement.

        11.2    Terms of This Agreement.    MTI and Sankyo each agrees not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party, except as required by applicable law or to persons with whom Sankyo or MTI has entered into or proposes to enter into a business relationship. Notwithstanding the foregoing, prior to execution of this Agreement, Sankyo and MTI shall agree upon the substance of information that can be used to describe the terms of this transaction, and Sankyo and MTI may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

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ARTICLE 12

PUBLICATION

        12.1    During the terms of this Agreement, MTI and Sankyo each acknowledge the other party's interest in publishing certain of its results to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognizes the mutual interest in obtaining valid patent protection. Consequently, either party, its employees or consultants wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed by such party as part of the Research Program (the "Publishing Party") shall transmit to the other party (the "Reviewing Party") a copy of the proposed written publication at least sixty (60) days prior to submission for publication, or an abstract of such oral disclosure at least thirty (30) days prior to submission of the abstract or the oral disclosure, which ever is earlier. The Reviewing Party shall have the right (a) to propose modifications to the publication for patent reasons, (b) to request a delay in publication or presentation in order to protect patentable information and (c) to propose modifications to the publication to protect valuable know-how and technology of the Receiving Party.

        If the Reviewing Party requests such a delay, the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable patent applications protecting each party's rights in such information to be filed in accordance with Article 13 below. Upon the expiry of sixty (60) days, in the case of proposed written disclosures, or thirty (30) days, in the case of an abstract or proposed oral disclosures, from transmission of such proposed disclosures to the Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the oral presentation, respectively, unless the Reviewing Party has requested the delay described above.

ARTICLE 13

PATENTS

        13.1    Ownership of Inventions, Applications for Patent, Patents and Copyrights.    The entire right and title in all writings, inventions, discoveries, improvements and other technology directed to the manufacture or use of a Product, or constituting a Product; whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon (collectively, the "Inventions") that are made or conceived during and as a result of the Research Program (i) solely by employees or others acting on behalf of MTI shall be solely owned by MTI ("MTI Inventions"), (ii) solely by employees of Sankyo or others acting on behalf of Sankyo shall be solely owned by Sankyo ("Sankyo Inventions"), or (iii) jointly by employees or others acting on behalf of MTI and Sankyo shall be owned jointly by Sankyo and MTI ("Joint Inventions"). Each party shall promptly disclose to the other party the making, conception or reduction to practice of Inventions by employees or others acting on behalf of such party. Each party represents and agrees that, all employees and other persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to such party or as such party shall direct, all Inventions made or conceived by such employee or other person, or in the case of non-employees working for other companies or institutions on behalf of MTI or Sankyo; MTI or Sankyo, as applicable, shall have the right to license all Inventions made by such non-employees on behalf of MTI or Sankyo, as applicable, in accordance with the policies of said company or institution. MTI and Sankyo agree to undertake to enforce such agreements (including, where appropriate, by legal action) considering, among other things, the commercial value of such inventions.

        13.2    Patent Applications.

          13.2.1    Priority Filings.    When a MTI Invention or Joint Invention has been made which may reasonably be considered to be patentable, MTI promptly shall file a United States priority patent application, and, in the case of a Joint Invention, shall assign such patent application jointly to Sankyo and MTI. When a Sankyo Invention has been made which may reasonably be considered to be patentable, Sankyo promptly shall file a Japanese priority patent application. MTI shall give Sankyo an opportunity to review the text of an application for a Joint Invention before filing, and shall supply Sankyo with a copy of the application as filed, together with a note of its filing date and serial number.

          13.2.2    Foreign Filing Decisions.    No later than nine (9) months following the filing date of a priority patent application filed according to Section 13.2.1 above, the parties shall consult together, through the Steering Committee or otherwise, and agree whether such priority application should be abandoned without replacement; abandoned and refilled; proceeded within the country of filing only; or used as the basis for a claim of priority under the Pans Convention for corresponding applications in other countries.

          13.2.3    Prosecution and Maintenance.

            (a)   [***] shall control the preparation, filing, prosecution and maintenance of all patent applications and patents which claim MTI Inventions and Joint Inventions. [***] shall control the preparation, filing, prosecution and maintenance of all patent applications and patents which claim Sankyo Inventions.

            (b)   [***] shall bear all applicable costs associated with the preparation, filing, prosecution and maintenance of patents and patent applications which claim MTI Inventions in the United States, its territories and possessions. All applicable costs associated with the preparation, filing, prosecution and maintenance of patents and patent applications which claim Joint Inventions in the United States, its territories and possessions shall [***] shall bear all applicable costs associated with the preparation, filing, prosecution and maintenance of all other patents and patent applications subject to this Section 13.2.

        13.3    Cooperation.    Each party shall make available to the other party or its authorized attorneys, agents or representatives, its employees, agents or consultants necessary or appropriate to enable the appropriate party to file, prosecute and maintain patent applications and resulting patents with respect to Inventions for a period of time sufficient for such party to obtain the assistance it needs from such personnel. Where appropriate, each party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other.

        13.4    No Other Technology Rights.    Except as otherwise provided in this Agreement, under no circumstances shall a party hereto, as a result of this Agreement, obtain any ownership interest or other right in any technology, know-how, patents, pending patent applications, products, vaccines, antibodies, cell lines or cultures, or animals of the other party, including items owned, controlled or developed by the other, or transferred by the other to said party at any time pursuant to this Agreement. It is understood and agreed by the parties that this Agreement does not grant to either party any license or other right in basic technology of the other party except to the extent necessary to enable the parties to carry out their part of this Agreement.

        13.5    Enforcement of Patent Rights.

          13.5.1    MTI and Sankyo shall promptly notify the other in writing of any alleged or threatened infringement of Patent Rights in the Field of which they become aware. The Parties shall then confer and may agree jointly to prosecute any infringement described in this Section 13.5. The party owning the Patent alleged or threatened to be infringed shall control the joint litigation in the event of any dispute between the parties with respect to any aspect of the litigation. With respect to Joint Inventions, MTI shall control such joint litigation.

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          13.5.2    If the parties do not agree on whether or how to proceed with enforcement activity within (i) ninety (90) days following the notice of alleged infringement or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then either party may act in its own name to commence litigation with respect to the alleged or threatened infringement. The non-controlling party shall reasonably cooperate with the party bringing such enforcement action, at the sole expense of the party bringing such enforcement action.

          13.5.3    In the event a party brings an infringement action, the other party shall reasonably cooperate, including, if required to bring such action, the furnishing of a power of attorney. Neither party shall have the right to settle any patent infringement litigation under this Section 13.5 in a manner that diminishes the rights or interests of the other party without the express written consent of such other party.

          13.5.4    The costs of any joint litigation commenced pursuant to Section 13.5.1, including attorneys' fees and expenses, shall be borne [***]. Only out-of-pocket costs shall be accounted for and reimbursed under this Section 13.5.4, without an allocation for internal resources devoted to the litigation. The costs of any sole litigation commenced pursuant to Section 13.5.2, including attorneys' fees and expenses, shall be borne solely by the party bringing such infringement action.

          13.5.5    Except as otherwise agreed to by the parties as part of a cost sharing arrangement, any recovery realized as a result of any joint litigation commenced pursuant to Section 13.5.1 shall be [***]. Any recovery realized as a result of any sole litigation commenced pursuant to Section 13.5.2 shall be [***].

ARTICLE 14

TERM, TERMINATION

        14.1    Expiration.    Unless terminated earlier pursuant to Section 14.2 below, and subject to termination of the Research Program according to Article 3 hereof, this Agreement shall expire on the expiration of the Royalty Term.

        14.2    Termination for Cause.    Either party may terminate this Agreement upon the occurrence of any of the following:

          14.2.1    Upon written notice by one party to the other, if the other party files or has filed against it a petition under the Bankruptcy Act, makes an assignment for the benefit of creditors, has a receiver appointed for it or any of its assets; provided that, notwithstanding anything herein to the contrary, a party shall not be able to terminate this Agreement pursuant to this Section 14.2.1 for any period during which the other party is proceeding in good faith to reorganize under Chapter 11 of the United States Bankruptcy Code. In the event Sankyo terminates this Agreement pursuant to this Section 14.2.1, Sankyo shall retain (i) all rights under this Agreement to further develop Candidate Compounds, Recommended Compounds, and Research Compounds in connection with the development of pharmaceutical compositions for use in the Field, (ii) all rights under this Agreement to make, have made, use, offer to sell, sell and import the Products incorporating Licensed Products, and the Licensed Compounds for use in Products, in accordance with the terms hereof, and (iii) all rights under this Agreement the use of the [***], subject to the payment to MTI of royalties and other amounts under the terms and conditions set forth in this Agreement.

          14.2.2    Upon the failure of either party to comply with any material obligation set forth in this Agreement (a "Default"), the non-defaulting party shall give to the defaulting party written notice (the "Notice of Default") specifying the nature of the Default and requesting that the defaulting party cures such Default within [***]. If the defaulting party shall dispute the existence, extent or nature of any Default set forth in a Notice of Default, the parties shall use good faith efforts to resolve the dispute. In the event any Default shall not be cured within [***] of the defaulting party's receipt of a Notice of Default, the non-defaulting party shall be entitled to terminate this Agreement in its entirety and the licenses granted hereunder, but only after the Chief Executive Officers of the parties have conferred as provided in Section 20.2.2 hereof.

            (a)   If the non-defaulting party under this Section 14.2.2 is Sankyo, Sankyo shall retain (i) all rights under this Agreement to further develop Candidate Compounds, Recommended Compounds and Research Compounds in connection with the development of pharmaceutical composition for use in the Field, (ii) all rights under this Agreement to make, have made, use, offer to sell, sell and import Products incorporating Licensed Compounds, and Licensed Compounds for use in Products, in accordance with the terms hereof, and (iii) all rights under this Agreement to use the [***], subject to the payment to MTI of royalties and other amounts under the terms and conditions set forth in this Agreement; provided, however, that such payment to MTI shall be at [***] the rates set forth in Article 7 hereof in the event of MTI's default.

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            (b)   If the non-defaulting party under this Section 14.2.2 is MTI, all rights to Compounds shall revert to MTI if such compounds were MTI Compounds or Third Party compounds or revert to Sankyo if such compounds were Sankyo Compounds (subject to the restrictions set forth in Section 4.6 hereof).

          14.2.3    If events occur which would entitle Sankyo to exercise its right to terminate this Agreement pursuant to both Section 14.2.1 and Section 14.2.2, Sankyo may, in its sole discretion, exercise its right to terminate this Agreement under either such Section.

        14.3    Termination Right.    If Sankyo exercises its right under Section 8.2 of the Convertible Term Loan Agreement, dated as of the date hereof, as amended, supplemented or otherwise modified from time to time, between Sankyo and MTI, Sankyo may terminate this Agreement concurrently therewith.

        14.4    Effect of Expiration or Termination.    Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of this Section 14.4, Sections 4.2, 4.3, 4.4, 4.6, 6.1 (to the extent such provisions survive in accordance with Section 14.2.2(a)), 6.4, 7.1 (as modified by Sections 14.2.2(a)) and 7.3 (as modified by Section 14.2.2(a) and solely with respect to any Candidate Compound that has been identified prior to any such expiration or termination), and Articles 8, 9, 11, 12, 15 and 20 shall survive the expiration or termination of this Agreement for any reason, and the provisions of Sections 14.2.2(a) and (b) shall survive termination of this Agreement in accordance with the terms of such Sections as set forth above.

ARTICLE 15

INDEMNITY

        15.1    Sankyo Indemnity Obligations.    Sankyo agrees to defend, indemnify and hold MTI, MTI's Affiliates and their directors, officers, employees and agents harmless from all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) incurred as a result of any claim, demand, action, or other proceeding by any Third Party arising as a result of (a) breach of representation or warranty by Sankyo; (b) breach of any of its obligations under this Agreement by Sankyo; (c) actual or asserted violations of any applicable law or regulation by Sankyo, its Affiliates or sublicensees by virtue of which Products manufactured, distributed or sold by Sankyo, its Affiliates or sublicensees shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (d) bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of Products by Sankyo, its Affiliates or sublicensees or otherwise attributable to a Product manufactured in accordance with specifications provided by Sankyo; or (e) Product recall ordered by a governmental agency, or required by a confirmed Product failure as reasonably determined by the parties hereto, with respect to a Product manufactured by Sankyo, its Affiliates or sublicensees, in each case except to the extent such loss, liability, damage or expense was attributable to MTI's gross negligence or willful misconduct.

        15.2    MTI Indemnity Obligations.    MTI agrees to defend, indemnify and hold Sankyo, Sankyo's Affiliates and their directors, officers, employees and agents harmless from all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) incurred as a result of any claim, demand, action, or other proceeding by any Third Party arising as a result of (a) breach of representation or warranty by MTI; (b) breach of any of its obligations under this Agreement by MTI; (c) actual or asserted violations of any applicable law or regulation by MTI, its Affiliates or licensees (other than Sankyo, its Affiliates or sublicensees) by virtue of which Products manufactured, distributed or sold by MTI, its Affiliates or licensees (other than Sankyo, its Affiliates or sublicensees) shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (d) bodily injury, death or property damage attributable to the manufacture of Products by MTI, its Affiliates or licensees (other than Sankyo, its Affiliates or sublicensees), unless manufactured in accordance with specifications provided by Sankyo; or (e) Product recall ordered by a governmental agency, or required by a confirmed Product failure as reasonably determined by the parties hereto, with respect to a Product manufactured by MTI, its Affiliates or licensees (other than Sankyo, its Affiliates or sublicensees), unless manufactured in accordance with specifications provided by Sankyo; in each case except to the extent such loss, liability, damage or expense was attributable to Sankyo's gross negligence or willful misconduct.

        15.3    Procedure.    A party or any of its Affiliates or their employees or agents (the "Indemnnitee") that intends to claim indemnification under this Article 15 shall promptly notify the other party (the "Indemnnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 15 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 15, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 15. The Indemnitee under this Article 15, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

        15.4    Insurance.    Sankyo and MTI shall each maintain product liability insurance with respect to development, manufacture and sales of Products by Sankyo or MTI, respectively, in such amount as Sankyo or MTI, respectively, customarily maintains with respect to the development, manufacture and sales of its other products. Sankyo or MTI, as applicable, shall maintain such insurance for so long as it continues to develop, manufacture or sell any Products, and thereafter for so long as Sankyo or MTI, as applicable, customarily maintains insurance for itself covering the development, manufacture or sale of its other products.

ARTICLE 16

FORCE MAJEURE

        Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

ARTICLE 17

ASSIGNMENT

        This Agreement may not be assigned or otherwise transferred by either party without the prior written consent of the other party. Notwithstanding the foregoing sentence, MTI may, without the prior written consent of Sankyo, assign or otherwise transfer this Agreement and its rights and obligations hereunder to its Affiliates or in connection with the transfer or sale of all or substantially all of its business to which this Agreement pertains, or in the event of its merger or consolidation or change in control or similar transaction; provided that (i) [***] and (ii) the transferee or surviving entity, as the case may be, is not one of the entities listed on attached Schedule 1. Any purported assignment in violation of the preceding sentences shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

ARTICLE 18

NOTIFICATION OF PATENT TERM RESTORATION

        MTI shall notify Sankyo of (i) the issuance of each United States patent included within the Patent Rights, giving the date of issue and patent number for each such patent, and (ii) each notice pertaining to any patent included within the Patent Rights which it receives as patent owner pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (the "Act"), including notices pursuant to Sections 101 and 103 of the Act from persons who have filed an abbreviated NDA. Such notices shall be given promptly, but in any event within fifteen (15) calendar days of each such patent's date of issue or receipt of each such notice pursuant to the Act, whichever is applicable. MTI shall notify Sankyo of each filing for patent term restoration under the Act, any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to the Patent Rights. Likewise, Sankyo will inform MTI of patent extensions and periods of data exclusivity in the rest of the world regarding any Product.

ARTICLE 19

SEVERABILITY

        Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

ARTICLE 20

MISCELLANEOUS

        20.1    Notices.    Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, and shall be considered as given when delivered personally or by facsimile with confirmation or receipt (and promptly confirmed by personal delivery or courier) or three (3) business days after having been deposited with an internationally recognized courier service, or such earlier delivery date as may be confirmed to the sender by such courier service, addressed to such

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other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

If to MTI:	Metabasis Therapeutics, Inc. 9390 Towne Centre Drive San Diego, California 92121 U.S.A. Attention: President Telephone: (619) 622-5550 Facsimile: (619) 458-3504
Copy to:	General Counsel
If to Sankyo:	Sankyo Company, Ltd. 2-58, Hiromachi I-chome Shinagawa-ku Tokyo 140-8710, Japan Attention: Dr. H. Fukumi, Deputy Director, Research Institute Telephone: (813) 3492-3131 Facsimile: (813) 5436-8561
Copy to:	Morrison & Foerster LLP AIG Building, 7th Floor 1-3 Marunouchi 1-chome Chiyoda-ku Tokyo 100-0005, Japan Attention: Ken Siegel, Esq. Telephone: (813) 3214-6522 Facsimile: (813) 3214-6512

        20.2    Applicable Law; Arbitration.

          20.2.1    Applicable Law.    This Agreement shall be governed by and construed in accordance with the laws of the state of California.

          20.2.2    Arbitration.    Any disputes arising between the parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either party of its obligations hereunder, whether before or after termination of this Agreement, shall be promptly presented to the chief executive officers of MTI and Sankyo for resolution and if the chief executive officers cannot promptly resolve such disputes, then such dispute shall be finally resolved by binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. The party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. Any arbitration hereunder shall be conducted under the International Chamber of Commerce Arbitration Rules. Each such arbitration shall be conducted in the English language by a panel of three arbitrators appointed in accordance with such rules. Any such arbitration shall be held in [***]. The arbitrators shall have the authority to grant specific performance, and to allocate between the parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

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        20.3    Release.    Each of MTI and Sankyo acknowledges and agrees that SICOR is relieved and discharged of all further responsibilities, obligations and liabilities under this Agreement, except that SICOR shall continue to be bound by Section 11 of this Agreement as if it were a party hereto. Sankyo hereby releases SICOR from any claims, whether now existing or hereafter coming into being, based on a breach by MTI of any of its obligations under this Agreement.

        20.4    Entire Agreement.    This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

        20.5    Headings.    The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

        20.6    Independent Contractors.    It is expressly agreed that MTI and Sankyo shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither MTI nor Sankyo shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to do so.

        20.7    Waiver.    The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder of any other breach or failure by said other party whether of a similar nature or otherwise.

        20.8    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        20.9    Effectiveness.    This Agreement shall become effective as of the date first set forth above when (a) counterparts hereof, which, when taken together, bear signatures for each of the parties hereto and SICOR, shall have been delivered to MTI and Sankyo and (b) all of the conditions precedent under Section 4.1 of the Convertible Term Loan Agreement, dated as of the date hereof, between MTI and Sankyo have been satisfied.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

METABASIS THERAPEUTICS, INC.
By:	/s/ PAUL K. LAIKIND

Name: Paul K. Laikind, Ph.D.
Title: Chairman and CEO
SANKYO COMPANY, LTD.
By:	/s/ DR. TETSUO HIRAOKA

Name: Dr. Tetsuo Hiraoka Title: Member of the Board, Director of Research Institute

SICOR hereby confirms to Sankyo that (i) all of SICOR's right, title and interest in, to and under the Original R&D Agreement was assigned to MTI pursuant to the Transfer Agreement and

(ii) notwithstanding the foregoing, SICOR shall continue to abide by Article 11 of this Agreement as if it were a party thereto.

SICOR INC
By:	/s/ JOHN SAYWARD

Name: John Sayward Title: Executive Vice President, Chief Financial Officer and Treasurer

Appendix A

RESEARCH PROGRAM

1.
PROJECT RESOURCES

1.1    MTI:    MTI will maintain a project headcount of [***]. The expected distribution of manpower at MTI is as set forth in the table below. Significant changes in the distribution will be according to the needs of the project and will be reviewed by the Steering Committee.

  [***]
  [***]
  [***]
  [***]

1.2    Sankyo:    Sankyo will provide [***]. Sankyo will provide [***].

2.     COMPOUND FLOW

2.1    Compound Testing:    Compounds will be tested according to the [***]. Changes in the [***] will be approved by the Steering Committee. In general, MTI will be responsible for [***]. MTI will send to Sankyo compounds that satisfy the [***]. Sankyo will be responsible for [***]. Results from [***], as defined by the project team from time to time to be the [***], will be provided to MTI [***]. Since these tests will be defined in detail [***], the protocols for each test will require approval by the Steering Committee.

2.2    Compound Optimization:    Strategies to optimize the activity of the lead candidates will be [***].

2.3    Compound Synthesis:    MTI will be primarily responsible for the [***]. MTI will supply Sankyo with sufficient amounts of [***] Sankyo is responsible for carrying out as well as for studies agreed upon by the Steering Committee that will provide information considered to be of value to the project team. Compound requirements for [***] as decided by the Steering Committee. [***].

2.4    Compound Selection:    A compound meeting the [***] will be considered as a Recommended Compound. Designation of the Recommended Compound will be [***].

3.     RECOMMENDED COMPOUND CRITERIA

3.1    [***]    The Recommended Compound will [***].

3.2    [***]    The Recommended Compound will [***] used for candidate testing will be approved by the Steering Committee and will include [***]

3.3    [***]    The Recommended Compound will [***]

3.4    [***]    The Recommended Compound will have [***]

3.5    [***]    The Recommended Compound will [***] will be based on the [***] selected and approved by the Steering Committee will be the [***].

3.6    [***]    used in the study will be at the [***]

3.7    [***]    The Recommended Compound will [***] In addition, the Recommended Compound in these studies will [***].

4.    INTERPRETATION

        Nothing in this document shall be deemed to amend, modify or otherwise affect the Amended and Restated Collaborative Research and Development and License Agreement, dated as of June 30, 1999 (the "Agreement") between MTI and Sankyo. In the event of a conflict between the terms of this Research Program and the terms of the Agreement, the terms of the Agreement shall govern.

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[***]

Figure 1

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SCHEDULE 1

LIST OF ENTITIES TO WHOM MTI MAY NOT ASSIGN THIS AGREEMENT

1)	[***]
2)	[***]
3)	[***]
4)	[***]
5)	[***]
6)	[***]
7)	[***]
8)	[***]
9)	[***]
10)	[***]
11)	[***]
12)	[***]
13)	[***]

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FIRST AMENDMENT TO THE AMENDED AND
RESTATED COLLABORATIVE RESEARCH AND DEVELOPMENT AND
LICENSE AGREEMENT

        THIS FIRST AMENDMENT TO AMENDED AND RESTATED COLLABORATIVE RESEARCH AND DEVELOPMENT AND LICENSE AGREEMENT (this "Agreement"), dated as February 9, 2000 between METABASIS THERAPEUTICS, INC., a Delaware corporation having its principal place of business at 9390 Towne Centre Drive, San Diego, California 92121 ("MTI"), SANKYO COMPANY, LTD., a Japanese corporation having its principal place of business at 5-1 Nihonbashi-Honcho, 3-chome, Chuo-ku, Tokyo 103, Japan ("Sankyo").

WITNESSETH:

        WHEREAS, SICOR Inc., a Delaware corporation formerly known as Gensia Sicor Inc. ("SICOR"), and Sankyo entered into a Collaborative Research and Development Agreement, dated as of April 18, 1997 and amended by an Amendment dated as of September 22, 1998 (the "Original R&D Agreement"), under which Sankyo agreed to sponsor research to be conducted by Sicor to develop products for treatment of Diabetes (as such term is hereinafter defined) and to commercialize with SICOR products resulting from such research; and

        WHEREAS, pursuant to the Asset and Liability Transfer Agreement, dated as of December 17, 1997 (the "Transfer Agreement"), SICOR sold, assigned, transferred and delivered to MTI, and MTI acquired from SICOR, all of SICOR's right, title and interest in, to and under, amongst other things, the Original R&D Agreement; and

        WHEREAS, MTI and Sankyo entered into the Amended and Restated Collaborative Research and Development and License Agreement, dated as of June 30, 1999, (the "Amended R&D Agreement") amending and restating the same to modify their respective rights and obligations thereunder; and

        WHEREAS, MTI and Sankyo each desire to amend the Amended R&D Agreement to, among other things, extend its term for an additional one year.

        NOW, THEREFORE, the parties hereby amend the Amended R&D Agreement as follows:

        1.    Sections 3.3.1 and 3.3.2 of the Amended R&D Agreement are hereby deleted in their entirety and replaced with the following:

          "3.3.1    Amount of Funding.    In consideration of MTI's performance of its obligations under the Research Program, (a) Sankyo paid, or in the case of the third year will pay, MTI a research fee ofUS$3,500,000 for each of the first three Research Years during the term of the Research Program, and (b) Sankyo shall pay a research fee ofUS$3,500,000 for the fourth Research Year during the term of the Research Program.

          3.3.2    Payment Terms.    The research fee for fourth Research Year shall be paid in equal quarterly installments on the first business day of the first, fourth, seventh and tenth months in that Research Year."

        2.    Section 3.4.1 of the Amended R&D Agreement is hereby deleted in its entirely and replaced with the following:

          "3.4.1    Term.    Except as provided herein, the term of the Research Program commenced as of May 1, 1997, and shall continue for four (4) years."

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

METABASIS THERAPEUTICS, INC.
By:	/s/ PAUL K. LAIKIND

Name: Paul K. Laikind, Ph.D. Title: Chairman and CEO
SANKYO COMPANY, LTD.
By:	/s/ TETSUO HIRAOKA

Name: Tetsuo Hiraoka, Ph.D. Title: General Manager, Research Institute

2

***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4),
200.83 and 230.406.

SECOND AMENDMENT TO THE AMENDED AND
RESTATED COLLABORATIVE RESEARCH AND DEVELOPMENT AND
LICENSE AGREEMENT

        THIS SECOND AMENDMENT TO THE AMENDED AND RESTATED COLLABORATIVE RESEARCH AND DEVELOPMENT AND LICENSE AGREEMENT (this "Agreement"), dated as of March 22, 2001, between METABASIS THERAPEUTICS, INC., a Delaware corporation having its principal place of business at 9390 Towne Centre Drive, San Diego, California 92121 ("MTI"), and SANKYO COMPANY, LTD., a Japanese corporation having its principal place of business at 5-1 Nihonbashi-Honcho, 3-chome, Chuo-ku, Tokyo 103, Japan ("Sankyo").

WITNESSETH:

        WHEREAS, SICOR Inc., a Delaware corporation formerly known as Gensia Sicor Inc. ("SICOR"), and Sankyo entered into a Collaborative Research and Development Agreement, dated as of April 18, 1997 and amended by an Amendment dated as of September 22, 1998 (the "Original R&D Agreement"), under which Sankyo agreed to sponsor research to be conducted by SICOR to develop products for treatment of Diabetes (as such term is defined in the Original R&D Agreement) and to commercialize with SICOR products resulting from such research; and

        WHEREAS, pursuant to the Asset and Liability Transfer Agreement, dated as of December 17,1997, SICOR sold, assigned, transferred and delivered to MTI, and MTI acquired from SICOR, all of SICOR's right, title and interest in, to and under, among other things, the Original R&D Agreement; and

        WHEREAS, MTI and Sankyo entered into the Amended and Restated Collaborative Research and Development and License Agreement, dated as of June 30, 1999 (the "Amended R&D Agreement"), amending and restating the same to modify certain of their respective rights and obligations thereunder; and

        WHEREAS, MTI and Sankyo entered into the First Amendment to the Amended R&D Agreement, dated as of February 9, 2000 (the "First Amendment"), amending the same to, among other things, extend its term for an additional one year; and

        WHEREAS, MTI and Sankyo each desires to further amend the Amended R&D Agreement (as amended by the First Amendment) to, among other things, extend its term for an additional one year.

        NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the parties hereby mutually agree as follows:

        1.    The parties hereby further amend the Amended R&D Agreement (as amended by the First Amendment) as follows:

          (a)   The forth line of Section 3.1.2 is hereby deleted in its entirety and replaced with the following:

          "In each of the third, fourth and fifth Research Years during the term of the Research Program, MTI shall allocate [***] full time equivalent researchers and staff to perform its obligations under the Research Program [***]"

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          (b)   Sections 3.3.1 and 3.3.2 of the Amended R&D Agreement (as amended by the First Amendment) are hereby deleted in their entirety and replaced with the following:

          "3.3.1    Amount of Funding.    In consideration of MTI's performance of its obligations under the Research Program, (a) Sankyo paid MTI a research fee of US$3,500,000 for each of the first four Research Years during the term of the Research Program and (b) Sankyo shall pay a research fee of US$3,500,000 for the fifth Research Year during the term of the Research Program.

          3.3.2    Payment Terms.    The research fee for the fifth Research Year shall be paid in equal quarterly installments on the first business day of the first, fourth, seventh and tenth months in that Research Year."

          (c)   Section 3.4.1 of the Amended R&D Agreement (as amended by the First Amendment) is hereby deleted in Its entirety and replaced with the following:

          "3.4.1    Term.    Except as provided herein, the term of the Research Program commenced as of May 1, 1997, and shall continue for five (5) years."

          (d)   Sankyo's address for notices set forth in Section 20.1 of the Amended R&D Agreement (as amended by the First Amendment) is hereby deleted in its entirety and replaced with the following:

    "If to Sankyo: Sankyo Company, Ltd.
    2-58, Hiromachi 1-chome
    Shinagawa-ku
    Tokyo 140-8710, Japan
    Attention: Hidenori Shimotsu
    Telephone: (813)-3492-3131
    Facsimile: (813)-5436-8561"

    Copy to: Morrison & Foerster LLP
    AlG Building 11F
    1-1-3 Marunouchi
    Chiyoda-ku
    Tokyo 100-0005, Japan
    Attention: Ken Siegel, Esq.
    Telephone: (813)-3214-6522
    Facsimile: (813)-3214-6512

        2.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        3.    This Agreement shall become effective as of the date first set forth above when counterparts hereof, which, when taken together, bear signatures for each party hereto, shall have been delivered to MTI and Sankyo. This Agreement is to be narrowly construed. Except as expressly amended hereby and by the First Amendment, all terms and provisions of the Amended R&D Agreement shall continue to be in full force and effect, and both parties hereto shall be entitled to all of the benefits thereof.

        4.    This Agreement shall be governed by and construed in accordance with the laws of the State of California.

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

METABASIS THERAPEUTICS, INC.
By:	/s/ PAUL K. LAIKIND

Name: Paul K. Laikind, Ph.D. Title: Chairman and CEO
SANKYO COMPANY, LTD.
By:	/s/ TETSUO HIRAOKA

Name: Tetsuo Hiraoka, Ph.D. Title: Executive Managing Director, General Manager, Research Institute

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  Exhibit 10.17